Exhibit 99.1

News Release

Company Contact:	Investor Relations:
Kevin F. Mahoney	Dave Mossberg
Senior Vice President, Finance and	Three Part Advisors, LLC
Chief Financial Officer	817-310-0051
401-335-3918

FOR IMMEDIATE RELEASE

COSTA INC. REPORTS STRONG THIRD QUARTER 2013 RESULTS

•	Subsequent to the September 2013 divestiture of the Cross Accessories Division, the A.T. Cross Company renamed itself Costa Inc.
•	Sales for the third quarter 2013 increased 26.3% to $24.6 million
•	Sales for the nine months ended September 28, 2013 increased 20.7% to $80.8 million
•	Non-GAAP proforma EPS from continuing operations increased 29% and 25% for the three and nine months ended September 28, 2013, respectively

Lincoln, RI – October 30, 2013 (GLOBE NEWSWIRE) – Costa Inc. (NASDAQ: ATX) today announced financial results for the third quarter and nine months ended September  28, 2013.  The consolidated statements of income included herein, present the former Cross Accessories Division as Discontinued Operations.

Third Quarter 2013 Results

Sales by Costa Inc., the former Cross Optical Group, (the “Company”) increased by 26.3%  during the third quarter of 2013 to $24.6 million compared to $19.4 million in the third quarter of 2012.   Sunglass sales increased by 24.1% while sales of accessories and apparel increased by 46.6%.

Gross margins in the third quarter of 2013 were 58.6%, compared to 59.0% in the third quarter of 2012.

Operating income in the third quarter of 2013 decreased to  $0.2 million, compared to $1.4 million in the third quarter of 2012.    Included in the 2013 third quarter results for continuing operations  was approximately $2.1 million of non-cash compensation expense associated with equity awards that vested upon the sale of the Cross Accessory Division.

Net loss from continuing operations for the third quarter of 2013 was a loss of $0.2 million or $0.01 per basic share compared to net income from continuing operations of $0.9 million, or $0.07 per basic and diluted share in the third quarter of 2012.

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Net loss from discontinued operations, net of tax, for the third quarter of 2013 was $10.1 million, or $0.81 per basic share, compared to net income from discontinued operations, net of tax, of $1.1 million, or $0.09 per basic share and $0.08 per diluted share in the third quarter of 2012.  Loss from discontinued operations primarily includes the operating results of the former Cross Accessories Division, as well as certain tax related items associated with the divestiture.

Net loss for the third quarter of 2013 was $10.2 million, or $0.82 per basic share, compared to net income of $2.0 million, or $0.16 per basic share and $0.15 per diluted share, in the third quarter of 2012.

Nine Month 2013 Results

Sales by Costa Inc., the former Cross Optical Group, increased by 20.7% during the nine months ended September 28, 2013 to $80.8 million compared to $67.0 million for the same period of 2012.  Sunglass sales increased by 17.2% while sales of accessories and apparel increased by 55.2%.

Gross margins during the nine month 2013 period  were 58.9%, similar to the same period in 2012.

Operating income during the nine month 2013 period was $8.9 million, compared to $8.4 million for the same period in 2012.    Included in the nine month 2013 period for continuing operations was approximately $2.1 million of non-cash compensation expense associated with equity awards that vested upon the sale of the Cross Accessory Division.

Net income from continuing operations for the nine month 2013 period was $5.4 million, or $0.43 per basic share and $0.40 per diluted share, compared to net income of $5.3 million, or $0.43 per basic share and $0.40 per diluted share,  for the same period in 2012.

Net loss from discontinued operations, net of tax, for the nine month 2013 period was $10.9 million, or $0.88 per basic share, compared to net income from discontinued operations, net of tax, of $2.0 million, or $0.16 per basic and diluted share for the same period in 2012.  Loss from discontinued operations primarily includes the operating results of the former Cross Accessories Division, as well as certain tax related items associated with the divestiture.

Net loss for the nine month 2013 period was $5.5 million, or $0.45 per basic share and $0.42 per diluted share, compared to net income of $7.2 million, or $0.59 per basic share and $0.56 per diluted share, for the same period in 2012.

David G. Whalen, Chief Executive Officer of Costa Inc. stated,  “We are certainly pleased with our third quarter and year to date performance.     Our sunglass business has momentum as it enters the fourth quarter as all of the Costa brand’s revenue sources; including prescription and non-prescription sunglasses, as well as apparel and accessories are performing very well.  As we move through the last quarter of this year and head into 2014, our confidence in our business model and its growth potential is high.   Every day, our authentic brands and products are attracting new consumers in both existing markets as well as new ones.”

Cross Accessory Division Sale

On September 6, 2013, the Company completed the sale of its Cross Accessory Division and activity associated with that division is classified as Discontinued Operations in the accompanying financial information.

Conference Call

The Company’s management will host a conference call today, October 30, 2013 at 4:30 PM Eastern Time.  Parties interested in participating in the conference call may dial in at 877-312-5845, while international callers may dial in at 970-315-0470.  The conference call will be webcast and can be accessed at www.costabrands.com.  A replay of the webcast will be archived on the Company’s website.

Non-GAAP Measures

This release contains non-GAAP measures of operating income and diluted earnings per share that are provided as a complement to results provided in accordance with generally accepted accounting principles.  These non-GAAP results are among the indicators management uses as a basis for evaluating financial performance as well as for forecasting future periods.  For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or earnings per share prepared in accordance with GAAP.

About Costa Inc.

Costa Inc. owns and manages the Costa and Native Eyewear brands.  Known best for its premium sport sunglasses tailored to those sports enthusiasts who play on the water, the Costa Brand is rapidly expanding into prescription sunglasses and sports apparel.  Likewise, the Native Eyewear brand is becoming the brand of choice for mountain locals and those who aspire to the mountain way of life.  Costa Inc. is the successor company of A.T. Cross.  For more information, visit the Costa Inc. website at www.costabrands.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995( including but not limited to statements related to the expected performance of Costa brand’s revenue sources and the expected growth potential for the brand and business model).  In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to risks and uncertainties, including but not limited to continued consumer demand across all Costa revenue sources and the ability of the business to continue to successfully manage operations as it gains scale. Actual results could differ materially from those expressed or implied in the forward-looking statements.  The information contained in this document is as of October 28, 2013.  The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.  Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)

COSTA INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012
Net sales	$24,569	$19,449	$80,824	$66,952
Cost of goods sold	10,156	7,978	33,187	27,493
Gross Profit	14,413	11,471	47,637	39,459
Selling, general and administrative expenses	12,328	8,722	33,648	27,049
Service and distribution costs	1,519	1,063	4,000	3,225
Research and development expenses	373	255	1,106	813
Operating Income	193	1,431	8,883	8,372
Interest and other expense	(128)	(102)	(404)	(522)
Income Before Income Taxes	65	1,329	8,479	7,850
Income tax provision	240	432	3,123	2,597
Net (Loss) Income From Continuing Operations	(175)	897	5,356	5,253

Net (Loss) Income From Discontinued Operations, net of Taxes	(10,064)	1,142	(10,867)	1,984
Net (Loss) Income	$(10,239)	$2,039	$(5,511)	$7,237

Net (Loss) Income per Share:
Basic
Continuing Operations	$(0.01)	$0.07	$0.43	$0.43
Discontinued Operations	(0.81)	0.09	(0.88)	0.16
Total	$(0.82)	$0.16	$(0.45)	$0.59

Diluted
Continuing Operations	$(0.01)	$0.07	$0.40	$0.40
Discontinued Operations	(0.81)	0.08	(0.82)	0.16
Total	$(0.82)	$0.15	$(0.42)	$0.56

Weighted Average Shares Outstanding:
Basic	12,501	12,729	12,359	12,357
Diluted	12,501	13,326	13,266	12,978

Reconciliation of GAAP to Non-GAAP Measurements

Reconciliation of GAAP and Non-GAAP Operating Income From
Continuing Operations and Diluted Earnings Per Share:
GAAP Operating Income From Continuing Operations	$193	$1,431	$8,883	$8,372
Non-Cash Compensation Associated With The Sale of CAD	2,100	-	2,100	-
Non-GAAP Operating Income From Continuing Operations	$2,293	$1,431	$10,983	$8,372

GAAP Diluted Earnings Per Share	$(0.01)	$0.07	$0.40	$0.40
Non-Cash Compensation Associated With The Sale of CAD	0.11	-	0.10	-
Non-GAAP Diluted Earnings Per Share	$0.10	$0.07	$0.50	$0.40

COSTA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 28, 2013	September 29, 2012
Assets
Cash and cash equivalents	$63,876	$20,599
Short-term investments	292	226
Accounts receivable	12,060	29,650
Inventories	17,900	39,449
Deferred income taxes	2,950	5,978
Other current assets	2,766	5,914
Total Current Assets	99,844	101,816

Property, plant and equipment, net	4,329	14,165
Goodwill	15,279	15,279
Intangibles and other assets	8,859	10,567
Deferred income taxes	4,114	11,325

Total Assets	$132,425	$153,152

Liabilities and Shareholders' Equity
Accounts payable and other current liabilities	$11,231	$25,474
Line of credit	15,000	17,000
Retirement plan obligations	2,360	2,600
Income taxes payable	1,067	1,299
Total Current Liabilities	29,658	46,373

Retirement plan obligations	18,095	17,974
Other long-term liabilities	1,157	3,641
Shareholders' equity	83,515	85,164

Total Liabilities and Shareholders' Equity	$132,425	$153,152